Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

J.W.I. HOLDINGS CORPORATION

(Pursuant to Section 242)

J.W.I. Holdings Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST:        That the Board of Directors of said Corporation, by the unanimous written consent of its members, and the sole shareholder of the Corporation, Walter Industries, Inc., by its written consent, pursuant to the provisions of Sections 141(f) and Section 228(a), respectively, of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of J.W.I. Holdings Corporation by adding the following Article 8:

“8.        Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. § 1123; provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Michael T. Tokarz, Chairman of the Board of Directors of the Corporation, and to be signed on behalf of Walter Industries, Inc., the sole shareholder of the Corporation, by K. J. Matlock, Executive Vice President and Chief Financial Officer and duly authorized officer of Walter Industries, Inc., this 9th day of February, 1995.

J. W. I. HOLDINGS CORPORATION

By:	/s/ Michael T. Tokarz
Michael T. Tokarz
Chairman

WALTER INDUSTRIES, INC.
Sole Shareholder

/s/ K. J. Matlock
By:	K. J. Matlock
Executive Vice President and
Chief Financial Officer